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Exhibit 99. D(4)

                          EXPENSE LIMITATION AGREEMENT

       THIS EXPENSE LIMITATION AGREEMENT is made as of the 31/st/ day of July, 2002, by and between DEUTSCHE BANK ALEX. BROWN CASH RESERVE FUND, INC., a Maryland corporation (the "Fund"), and INVESTMENT COMPANY CAPITAL CORP., a Maryland corporation (the "Advisor"), with respect to the following:

       WHEREAS, the Advisor serves as the investment advisor to the Fund's Treasury Series pursuant to an Investment Advisory Agreement dated June 4, 1999; and

       WHEREAS, the Advisor has voluntarily agreed to waive its fees for the Treasury Series by 0.05%; and

       WHEREAS, the Fund and the Advisor desire to formalize this voluntary fee waiver arrangement for a period beginning on July 31, 2002 and ending on August 31, 2003.

       NOW THERETOFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt whereof is hereby acknowledged, the parties hereto agree as follows:

       1. The Advisor agrees to waive its fees for the Treasury Series by 0.05% for the period from July 31, 2002 to August 31, 2003.

       2. Upon the termination of the Investment Advisory Agreement this Agreement shall automatically terminate.

       3. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC issued pursuant to said Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is revised by rule, regulation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, regulation or order. Otherwise the provisions of this Agreement shall be interpreted in accordance with the laws of Maryland.

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       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers as of the day and year first above written.

[SEAL]


                                          DEUTSCHE BANK ALEX. BROWN
                                          CASH RESERVE FUND, INC.

Attest:_________________________              by: /s/ Daniel O. Hirsch
                                                 ----------------------------
Name:                                         By: Daniel O. Hirsch
                                              Title: Secretary

                                          INVESTMENT COMPANY CAPITAL
                                          CORP.
Attest:_________________________              by: /s/ Richard T. Hale
                                                 ----------------------------
Name:                                         By: Richard T. Hale
                                              Title: President